Notes from May 9, 2002
                                Meeting between
                            Rodman and Renshaw, Inc.
                                      and
                   Special Committee of Board of Directors of
                              Disc Graphics, Inc.


John Borer and Tim Papp met telephonically with the DSGR special committee to discuss its preliminary analysis regarding ranges of value of DSGR stock in a management buyout of the Company.


Based on Discounted Cash Flow

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                                                            $1.50 - $2.00/share
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                                TTM          '02P           '03P           '04P
--------------------------------------------------------------------------------
EBITDA                           4.4          4.6            3.9            3.6
--------------------------------------------------------------------------------
GP %                            20.3%          22%            20%            19%
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Based on comparable transactions:
        7.5 - 10.7 x      ($3.50 - $6.00/share)
        premiums vary widely


Based on Premiums Paid analysis:
        = 30% premium     $1.95/share
average P/E on EBITDA on comparable companies 7.1x
        P/E on EBITDA on DSGR 5.1x